UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Richardson, Robert J.
   c/o Unitrode Corporation
   7 Continental Boulevard
   Merrimack, NH  03054
   USA
2. Date of Event Requiring Statement (Month/Day/Year)
   November 11, 1997
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   Unitrode Corporation
   UTR
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   President and Chief Executive Officer
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
___________________________________________________________________________________________________________________________________|
1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
Common Stock                               |50,000 (1)            |D               |                                               |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
Employee Stock Option (r|11/11/98 |11/11/07 |Common Stock           |4,000    |$24.0938  |D            |                           |
ight to buy)            |         |         |                       |         |          |             |                           |
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Employee Stock Option (r|11/11/99 |11/11/07 |Common Stock           |4,000    |$24.0938  |D            |                           |
ight to buy)            |         |         |                       |         |          |             |                           |
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Employee Stock Option (r|11/11/00 |11/11/07 |Common Stock           |4,000    |$24.0938  |D            |                           |
ight to buy)            |         |         |                       |         |          |             |                           |
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Employee Stock Option (r|11/11/01 |11/11/07 |Common Stock           |4,000    |$24.0938  |D            |                           |
ight to buy)            |         |         |                       |         |          |             |                           |
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Employee Stock Option (r|11/11/98 |11/11/07 |Common Stock           |108,500  |$24.0938  |D            |                           |
ight to buy)            |         |         |                       |         |          |             |                           |
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Employee Stock Option (r|11/11/99 |11/11/07 |Common Stock           |108,500  |$24.0938  |D            |                           |
ight to buy)            |         |         |                       |         |          |             |                           |
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Employee Stock Option (r|11/11/00 |11/11/07 |Common Stock           |108,500  |$24.0938  |D            |                           |
ight to buy)            |         |         |                       |         |          |             |                           |
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Employee Stock Option (r|11/11/01 |11/11/07 |Common Stock           |108,500  |$24.0938  |D            |                           |
ight to buy)            |         |         |                       |         |          |             |                           |
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___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) These shares were awarded to the reporting person by the Issuer's Board of Directors in consideration of services to be
rendered.
SIGNATURE OF REPORTING PERSON
/s/ Robert J. Richardson
DATE
November 11, 1997